                           Offer to Purchase for Cash
                                       by
                              THE DRESS BARN, INC.
                                       of
                   Up to 8,000,000 Shares of its Common Stock
                  at a Purchase Price not greater than $17.00
                         nor less than $15.00 per Share

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  EASTERN TIME, ON FRIDAY, OCTOBER 18, 2002, UNLESS THE OFFER
                          IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated
September 19, 2002, and the related Letter of Transmittal (which together constitute the 'Offer') in connection with the Offer by The Dress Barn, Inc. a Connecticut corporation (the 'Company'), to purchase 8,000,000 shares (or such lesser number of shares as are properly tendered and not withdrawn) of its Common Stock, par value $.05 per share (the 'Shares'), at prices not in excess of $17.00 nor less than $15.00 per Share in cash, specified by such shareholders, upon the terms and subject to the conditions set forth in the Offer.

    The Company will determine the price per Share, not in excess of $17.00 nor less than $15.00 per Share, net to the seller in cash (the 'Purchase Price'), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 8,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $17.00 nor less than $15.00 per Share). All Shares properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions of the Offer. All Shares acquired in the Offer will be acquired at the same Purchase Price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 8,000,000 Shares pursuant to the Offer. See Sections 1 and 14 of the Offer to Purchase.

    If the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 8,000,000 Shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

    Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all the Company's Odd Lot Holders (as defined in the Offer to Purchase) of less than 100 Shares (not including any Shares held in the Company's 401(k) Profit Sharing Retirement Savings Plan, which will not have priority) who properly tender all of their Shares at or below the Purchase Price selected by the Company. Second, after purchasing all Shares from the Odd Lot Holders, the Company will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price selected by the Company, on a pro rata basis, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase. Third, if necessary to permit the Company to purchase 8,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by the Company will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. See Sections 1 and 6 of the Offer to Purchase.


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    We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

    Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

    We call your attention to the following:

        1. You may tender Shares at prices not in excess of $17.00 nor less than $15.00 per Share as indicated in the attached Instruction Form, net to you in cash.

        2. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

        3. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., eastern time, on Friday, October 18, 2002, unless the Company extends the Offer.

        4. The Offer is for 8,000,000 Shares, constituting approximately 21.9% of the Shares outstanding as of September 13, 2002.

        5. Tendering shareholders who are registered holders will not be obligated to pay any brokerage commissions or solicitation fees to the Dealer Manager, Depositary, Information Agent or the Company or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

        6. If you held beneficially or of record, as of the close of business on September 19, 2002, and continue to hold as of the Expiration Date, an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the Purchase Price before the Expiration Date and check the box captioned 'Odd Lots' in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Purchase Price.

        7. If you wish to condition your tender upon the purchase of all Shares tendered or upon the Company's purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company's purchase of Shares from all tenders which are so conditioned will be determined by lot. To elect such a condition complete the section below captioned 'Conditional Tender.'

        8. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each such price you will accept for each such portion tendered.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

    YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, OCTOBER 18, 2002, UNLESS THE COMPANY EXTENDS THE OFFER.

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    As described in Section 1 of the Offer to Purchase, if more than 8,000,000
Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase tendered Shares on the basis set forth below:

     First, the Company will purchase all Shares tendered by any Odd Lot Holder who:

        (1) tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by the Company (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

        (2) completes the section entitled 'Odd Lots' in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
     Section 6 in the Offer to Purchase, the Company will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all shares tendered (other than by Odd Lot Holders given priority as described above) by the remaining number of Shares to be purchased in the Offer;

     Third, if necessary to permit the Company to purchase 8,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by the Company and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

    The Offer is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of common stock of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

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                                INSTRUCTION FORM
           INSTRUCTIONS FOR TENDER OF SHARES OF THE DRESS BARN, INC.

    Please tender to The Dress Barn, Inc. (the 'Company'), on (our)(my) behalf, the number of Shares indicated below, which are beneficially owned by (us)(me) and registered in your name, upon terms and subject to the conditions contained in the Offer to Purchase of the Company dated September 19, 2002, and the related Letter of Transmittal, the receipt of both of which is acknowledged.

                NUMBER OF SHARES TO BE TENDERED: ________ SHARES

ODD LOTS

[ ] By checking this box the undersigned represents that the undersigned owned beneficially or of record as of the close of business on September 19, 2002, and continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and is tendering all of such Shares.

     In addition, the undersigned is tendering Shares either (CHECK ONE BOX):

[ ] at the Purchase Price, as the same shall be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share below); or

[ ] at the price per Share indicated below under 'Price (in Dollars) Per Share at Which Shares Are Being Tendered.'

NON-ODD LOT HOLDERS

[ ] By checking this box the undersigned represents that the Shares being tendered in response to the Offer to Purchase represent all shares beneficially owned by the undersigned as of the close of business on September 19, 2002.

    SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER.

[ ] I want to maximize the chance of having the Company accept for purchase all the Shares I am tendering (subject to the possibility of proration). Accordingly, by checking this one box instead of one of the price boxes below. I hereby tender Shares at, and am willing to accept, the Purchase Price resulting from the Offer process. This action could result in receiving a price as low as $15.00 per share.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES

    (Stockholders who desire to tender Shares at more than one price must complete a separate Instruction Form for each price at which Shares are to be tendered.)

[ ] $15.00             [ ] $15.55             [ ] $16.10             [ ] $16.65
[ ] $15.05             [ ] $15.60             [ ] $16.15             [ ] $16.70
[ ] $15.10             [ ] $15.65             [ ] $16.20             [ ] $16.75
[ ] $15.15             [ ] $15.70             [ ] $16.25             [ ] $16.80
[ ] $15.20             [ ] $15.75             [ ] $16.30             [ ] $16.85
[ ] $15.25             [ ] $15.80             [ ] $16.35             [ ] $16.90
[ ] $15.30             [ ] $15.85             [ ] $16.40             [ ] $16.95
[ ] $15.35             [ ] $15.90             [ ] $16.45             [ ] $17.00
[ ] $15.40             [ ] $15.95             [ ] $16.50
[ ] $15.45             [ ] $16.00             [ ] $16.55
[ ] $15.50             [ ] $16.05             [ ] $16.60

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    THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE
TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

CONDITIONAL TENDER

    A tendering shareholder may condition his or her tender of Shares upon the Company purchasing a specified minimum number of the Shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least that minimum number of Shares indicated below is purchased by the Company pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder's responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

[ ] The minimum number of Shares that must be purchased, if any are purchased, is: ________ Shares.

    If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box.

    The tendered shares represent all Shares held by the undersigned.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.

Signature(s): __________________________________________________________________

Name(s): _______________________________________________________________________
                                 (PLEASE PRINT)

Taxpayer Identification or Social Security Number ______________________________

Address(es): ___________________________________________________________________

________________________________________________________________________________
                              (INCLUDING ZIP CODE)

Area Code/Phone Number: ________________________________________________________

Date: __________________________________________________________________________

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